Duane, Morris & Heckscher
Attorneys at Law
305 N. Front Street
P.O. Box 1003
Harrisburg, PA 17108-1003
(717) 237-5500

December 27, 1995

The HomeState Group
Pennsylvania Growth Fund
1857 William Penn Way
Suite 203
Lancaster, PA 17601

Dear Sirs:

We are general counsel to your trust (the "Trust"). This letter is in response to your request for our opinion in connection with the filing by you of a "Rule 24f-2 Notice" pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"). In such notice you will report the sale during the fiscal year ended June 30, 1995 of an agregate 670,899 shares of your common stock (the "Shares").

We have acted as counsel to the Trust since its organization and in connection with the filing by the Trust of a registration statement, and amendments thereto, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and the 1940 Act. In so acting, we have examined a copy of the Trust Indenture of the Trust, a draft of the Rule 24f-2 Notice, the orginal or reproduced or certified copies of all such records of the Trust, agreements, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. As to matters of fact relevant to such opinion, we have relied upon the draft Rule 24f-2 Notice and statements and certificates of officers and representatives of the Trust and others for the truth, accuracy and completeness of the matters stated therein without conducting any independent investigation. In addition, we have assumed and relied upon the accuracy, completeness, authenticity and genuineness of all documents and certificates examined and all signatures thereon and the conformity to the original documents of the copies of documents supplied to us as originals or reproduced copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares referred to in the draft Rule 24f-2 Notice were validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Rule 24f-2 Notice referred to above. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Duane, Morris & Heckscher

Duane, Morris & Heckscher